UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 16, 2016

ROCKWELL MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Michigan	000-23661	38-3317208
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

30142 Wixom Road, Wixom, Michigan	48393
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (248) 960-9009

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01              Other Events.

On February 16, 2016, Rockwell Medical, Inc. (the “Company”) issued a press release announcing that it entered into exclusive licensing and manufacturing supply agreements with Wanbang Biopharmaceutical Co., Ltd. (“Wanbang”), a subsidiary of Shanghai Fosun Pharmaceutical (Group) Co., Ltd., for the rights to commercialize the Company’s Triferic and Calcitriol for end-stage-renal-disease (ESRD) patients, that also includes new therapeutic indications for Triferic, in the People’s Republic of China. Triferic is the Company’s proprietary iron replacement and hemoglobin maintenance drug for treating anemia. Calcitriol is the Company’s generic (active vitamin D) injection for treatment of secondary hyperparathyroidism in dialysis patients.

Under the terms of the agreement, Wanbang will become the exclusive distributor for Triferic and Calcitriol in China for an initial commercial term of 10 years, with an extended term of 10 or more years based on achievement of annual minimum purchase requirements. In consideration for the exclusive rights, the Company will receive from Wanbang an upfront fee plus regulatory and revenue milestone payments totaling $39 million in aggregate. Notably, the Company will receive ongoing earnings from product sales of Triferic and Calcitriol, and other additional Triferic therapeutic indications. The Company retains manufacturing responsibility of all products. Wanbang is required to achieve annual minimum purchase requirements to retain exclusive commercialization rights. In addition to the hemodialysis indication, Wanbang has the exclusive right to develop and commercialize Triferic for new therapeutic indications for the Chinese market. Wanbang is responsible for all clinical, regulatory and marketing expenses for Triferic and Calcitriol in China as well as development and regulatory costs for new Triferic indications.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROCKWELL MEDICAL, INC.

Date: February 16, 2016	By:	/s/ Thomas E. Klema
Thomas E. Klema
	Its:	Chief Financial Officer